EXHIBITS (5) & (23)

SIDLEY AUSTIN BROWN & WOOD LLP

June 29, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Agents named in the Agency Agreement, dated June 28, 2005 (the “Agency Agreement”), among the Company, Merrill Lynch Canada Inc. and First Leaside Securities Inc. relating to Cdn. $10,000,000 the Company’s Inflation-Linked Notes Linked to the Performance of the Consumer Price Index due June 29, 2015 (the “Notes”). We have also examined a copy of the Indenture between the Company and JPMorgan Chase Bank, N.A., as Trustee, dated as of April 1, 1983, as amended and restated (the “Indenture”) and the Company’s Registration Statement on Form S-3 (File No. 333-122639) relating to the Notes (the “Registration Statement”)

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Agency Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated June 29, 2005. We also consent to the use of our name under the captions “Validity of the Notes” and “United States Federal Income Tax Considerations” in the prospectus supplement related to the offering of the Notes.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP